EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Number: 02-32

XTO ENERGY ANNOUNCES STRATEGIC ACQUISITION OF
CBM PRODUCTION IN THE SAN JUAN BASIN

FORT WORTH, TX (November 25, 2002) – XTO Energy Inc. (NYSE-XTO) announced today that the Company has entered into a definitive agreement with J. M. Huber Corporation of Edison, New Jersey, to acquire coalbed-methane gas producing properties located in the San Juan Basin of Colorado for $160 million. XTO Energy’s internal engineers estimate proved reserves to be 154 billion cubic feet of gas (Bcf) of which 79% are proved developed producing. This acquisition will add about 29 million cubic feet per day of long-lived gas production to the Company’s rapidly growing production base.

“This transaction reinforces our ongoing commitment to provide a long-term growth strategy for XTO,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “As our multi-year drilling inventory provides low-risk production growth, we will continue to target add-on properties to our core operating areas to both maintain a long-lived production curve for the Company and further increase upsides—all executed with a focus on our balance sheet discipline. Looking into 2003, this acquisition increases gas production growth beyond our organic target of 10—12%.”

The assets to be acquired are located in the Ignacio Blanco Field in La Plata County of southwestern Colorado. Upon closing, the Company will increase its holdings in the San Juan Basin by 28,491 gross (15,982 net) acres. These producing properties contain 128 producing wells which are situated on 160-acre and 320-acre spacing. The underlying assets expand the Company’s exposure to the highly prolific Fruitland Coal formation, where XTO has significantly increased production and reserves in several fields in New Mexico.

XTO Energy Announces Strategic Acquisition of CBM Production in the San Juan Basin

The seller advises the Company that 63% of the value is subject to a preferential purchase right. Closing of the transaction is scheduled for December 30, 2002, with an effective date of October 1, 2002, and is subject to typical closing and post-closing adjustments. The purchase will be funded through existing bank lines.

XTO Energy Inc. is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived oil and gas properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, Oklahoma, Kansas, New Mexico, Arkansas, Wyoming, Alaska and Louisiana.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President & CFO	Vice President—Investor Relations
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

This release and additional acquisition details can be found at www.xtoenergy.com

Statements made in this press release, including those relating to future production, growth in production, proved reserves, recovery from producing wells, reservoir recoveries, and development activities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, failure to close the acquisition, the timing and results of drilling activity, inability to acquire properties that meet our objectives and higher than expected production costs and other expenses. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.